PHASE I ENVIRONMENTAL SITE ASSESSMENT

                  PRELIMINARY GEOTECHNICAL STUDY

                     TWO ACRE PARCEL OF LAND
                 LOCATED AT THE SOUTHWEST CORNER
                OF 200 SOUTH AND 1200 EAST STREET
                         ST. GEORGE, UTAH








                          Prepared for:

                       MR. ROBERT A. BROOKS
                  BROOKS DEVELOPMENT CO., L.L.C.
                 260 NORTH ROCK ROAD., SUITE 260
                      WICHITA, KANSAS 67206

JOB NO.  S1248                                        NOVEMBER 18,1996

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         [DELTA GEOTECHNICAL CONSULTANTS, INC. LETTERHEAD GOES HERE]

                                  November 18, 1996

Mr. Robert A. Brooks L.L.C.
260 North Rock Road / Suite 260
Wichita, KS 67206

Subject: Phase I Environmental Site and Preliminary Geotechnical Study Two Acre Parcel of Land, Located at the Southwest Corner of 200 South and 1200 East Street St. George, Utah

Dear Mr. Brooks:

     We have completed our Phase I Environmental Site Assessment and preliminary Geotechnical Study for the two acre parcel of vacant land located on the southwest corner of 200 South Street and 1200 East Street in St. George, Utah. The study was conducted in accordance with our contractual agreement of October 22, 1996. Details of our findings and conclusions are included in the attached report.

      If you have questions or need additional information, please call.

                                Very truly yours,
                                DELTA GEOTECHNICALICAL CONSULTANTS, INC.


                                 /S/ Hovik Baghoomian

                                HOVIK BAGHOOMIAN, P.E., Ph. D.
                                President


HB:cdv

Submitted in 3 copies



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                              TABLE OF CONTENTS

                                                                   PAGE
EXECUTIVE SUMMARY  ..............................................    i

1.0    INTRODUCTION  ............................................    1

2.0    SCOPE OF SERVICES  .......................................    1

3.0    SITE DESCRIPTION .........................................    3
        3.1    Description of Structures and Improvements  ......    3
        3.2    Information Provided by the Client  ..............    3
        3.3    Surrounding Properties  ..........................    4
        3.4    Past Uses of the Site and Surrounding Properties .    4

4.0    RECORDS REVIEW
        4.1             Topography  .....................................    4
        4.2             Geology .........................................    4
        4.3             Hydrology  ......................................    5
        4.4             Aerial Photograph Review  .......................    6
        4.5             Federal and State Regulatory Records Review .....    6
                4.5.1 CERCLIS Databases ......................    6
                4.5.2 NPL Database  ..........................    7
                4.5.3 RCRA Database ..........................    8
                4.5.4 ERNS Database ..........................    8
                4.5.5 PADS Database ..........................    9
                4.5.6 TRI Database ...........................    9
                4.5.7 SSTS Database  .........................    9
                4.5.8 TSCA Database  .........................    9
        4.6 State of Utah Regulatory Records Review  .........    10
                4.6.1 SWLF Database  .........................    10
                4.6.2 LUST Database     ..........................    10
                4.6.3 UST Database      ...........................    11
        4.7 Local Records Review  ............................    11

5.0    SITE RECONNAISSANCE  ..................................    11
        5.1    Hazardous Substances at the Site  .............    12
        5.2    Polychlorinated Biphenyis (PCBS)  .............    12

6.0    INTERVIEWS
        6.1     Owners and Occupants Interviews  ................    12
        6.2     Government Officials Interviewed  ...............    13

7.0     SUMMARY OF ENVIRONMENTAL FINDINGS AND CONCLUSIONS  ......    13

8.0     RECOMMENDATIONS  ........................................    13

9.0     CLOSURE  ................................................    14

10.0    PROPOSED CONSTRUCTION  ..................................    14

11.0    SUBSURFACE CONDITIONS  ..................................    14

12.0    FOUNDATION RECOMMENDATIONS  ............................    15


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                            TABLE OF CONTENTS (cont)

13.0    LIMITATIONS  .........................................    16

14.0    SOURCES OF INFORMATION  ..............................    18

APPENDIX A:    VICINITY MAP AND SITE PLAN

APPENDIX B:    WATER RIGHTS POINTS OF DIVERSION PLOT AND LOCATION PRINTOUT

APPENDIX C:    DATABASE SEARCH REPORT

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                            EXECUTIVE SUMMARY



ENVIRONMENTAL PHASE I SITE ASSESSMENT

    A Phase I Environmental Site Assessment was conducted in conformance with the scope and limitations of ASTM Practice E-1527-94 for the 2 acre parcel of land located at the Southwest corner of 200 South St. and 1200 East St. in St. George, Utah. Our scope of work included: (1) review of records from appropriate federal, state, and local regulatory agencies and private sources to assess the site environmental history (2) interviews with persons familiar with the site to assess past land uses and the potential for environmental contamination (3) a site reconnaissance to view accessible land and structures and (4) preparation of this report. This assessment has revealed no evidence of recognized environmental conditions in connection with the property. Details of the findings and conclusions are included in the attached report.

GEOTECHNICAL SITE ASSESSMENT

    A preliminary Geotechnical study conducted at this site revealed that slightly moisture sensitive soils underlie the parcel. Conventional spread footings resting on structural fill is recommended for building support. Details of the findings and conclusions are included in the attached report.

                                    i

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Phase I Environmental and Preliminary Geotechnical Site Assessment      Page 1
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Project Number S1248


1.0    INTRODUCTION

    This report presents the results of a Phase I Environmental Site Assessment and Preliminary Geotechnical Study conducted on an approximately 2 acre site located on the southwest corner of 200 South St. and 1200 East St. The objective of the environmental assessment was to identify, to the extent feasible pursuant to the processes prescribed in the ASTM Practice E-1527-94, recognized environmental conditions in connection with the property. Recognized environmental conditions, as defined by ASTM Practice E-1527-94, are the presence or likely presence of hazardous substances or petroleum products on the property under conditions that indicate an existing release, a past release, or a material threat of a release into structures, the ground, ground water, or surface water of the property. The term is not intended to include de minimis conditions that generally do not present a material risk of harm to public health or the environment and that generally would not be the subject of an enforcement action if brought to the attention of appropriate governmental agencies.
    The purpose of our preliminary geotechnical study was to provide information on subsurface conditions, preliminary recommendations for foundation types and depths, soil bearing capacities, and other construction considerations influenced by the subsoil conditions.


2.0    SCOPE OF SERVICES

    The scope of our services consisted of performing a Standard Phase I Environmental Assessment following ASTM Standard E-1527-94 along with a preliminary Geotechnical Study, as presented in Delta Geotechnicals Proposal No. SP394 dated October 21, 1996. Our work included the following:

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Phase I Environmental and Preliminary Geotechnical Site Assessment      Page 2
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Project Number S1248

ENVIRONMENTAL PHASE I STUDY ASSESSMENT

    Records Review
        Review of aerial photographs, published maps and other available documents to determine historic land use.

        Review of available documents containing information regarding the physical site setting.

        Search of U. S. Environmental Protection Agency (EPA), Utah Department of Environmental Quality (UDEQ), and local regulatory agency records to evaluate the possible presence of hazardous substances on or near the property.

    Interviews
        Interviews of owners, occupants, and governmental officials, to verify and expand on data collected from the sources discussed above.

    Site Reconnaissance

        Reconnaissance of the site to evaluate its present condition, with emphasis on environmental issues such as:
            -Visible evidence of underground or aboveground storage tanks -Refuse and waste handling procedures
            -Drainage conditions, waste water, stains, sumps, and pits -Identification of equipment containing possible polychlorinated biphenyls (PCB's)
            -Hazardous materials and their use, storage, and disposal
    Report
        Interpretation of the data collected and preparation of this report.

PRELIMINARY GEOTECHNICAL STUDY

        Site reconnaissance
        Subsurface exploration and sampling
        Laboratory testing
        Engineering analysis
        Preparation of this report


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3.0    SITE DESCRIPTION

    The site is about 2 acres in size, generally rectangular in shape, and was vacant at the time of our field study. It appears that the majority of the native vegetation has been grubbed and stockpiled just south of the site. Due to the existence of young vegetation, we estimate that grubbing occurred between I and 2 years ago. A 1 to 3-foot deep drainage ditch runs diagonally from the northwest corner to the center of the property. It appears that this ditch drains excess storm water from the adjacent Interstate-15 freeway. Several small stockpiles dot the parcel. These stockpiles were covered with soil and we were unable to determine if the center of the pile contained debris, soil, and/or vegetation. The site and surrounding facilities are shown on the Vicinity Map and Site Plan included in Appendix A as Figure A-1 and Figure A-2, respectively.

3.1    Description of Structures and Improvements

    At the time of our visit, the site was void of any structures. As described above, the majority of the native vegetation has been grubbed from the site. About 1 to 5 feet of fill was placed along the east edge of the property as indicated on Figure A-2. It is suspected that this fill was placed during road construction of 1200 East Street.

3.2    Information Provided by the Client

    The client informed us that the subject site is the northern half of a 4 acre vacant parcel of land located between 200 South St. and 300 South St. and between 1200 East St. and the I-15 freeway. The site is zoned R-3 and is located adjacent to several condominiums and townhomes. An area map was provided to us prior to field work.

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3.3    Surrounding Properties

    The site is surrounded by the I-15 freeway right-a-way on the west, raw land (which will be 200 South St. in the future) to the north, 1200 East Street to the East, and vacant land to the south. The surrounding structures consist of townhomes located east of 1200 East Street and condominiums located south of the southern vacant lot. See Figure A-2 for location of the site with respect to adjoining properties.

3.4    Past Uses of the Site and Surrounding Properties

     Based on a review of aerial photographs and conversations with persons familiar with the site. It appears that the property has been vacant since at least 1960. The surrounding properties have primary been vacant until approximately 4 to 5 years ago when the townhomes/condominiums located east of 1200 East Street were constructed.

4.0    RECORDS REVIEW

4.1    Topography

    The ground slopes down gently to the south with an elevation drop across the site of about 8 feet. The average elevation is approximately 2,740 feet above mean sea level, according to the U.S. Geological Survey topographic maps. No unusual features or concerns were identified from these maps.

4.2    Geology

    The Site is located within the St. George Basin, a complex geological region consisting of lava flows and alluvial deposits. The subject parcel is situated on an alluvial deposit that stretches from the north end of the City of St. George south to the Virgin River.

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    The site is between the Washington Fault, about 3.5 miles to the east, and the Grand Wash Fault, about 12.5 miles to the west. The more active Hurricane Fault is approximately 13.5 miles to the east (Christenson and Deen, 1983).

4.3    Hydrology

    Surface drainage on the site appear to be fair due to the slight slope of the ground surface. Because the near surface soils are sandy, the majority of the water running along the surface would most likely percolate down through the upper loose soils. As described earlier, a 1 -to 3 -foot deep drainage ditch runs diagonally through the center of the property. This ditch drains excess storm water from the 1-15 freeway. The amount or frequency of water that this ditch carries is not known.
    A detailed study of the subsurface hydrology has not been conducted in this area. Christenson and Deen (1983) suggest that most of the groundwater found in the St. George Basin is contained in an unconfined aquifer system with a highly variable total dissolved solids level (144 to 6860 mg/1) with averages around 1,400 mg/I. The depth to this suggest unconfined aquifer is not given. It has been our experience in this area that groundwater is typically around 10 feet below the ground surface. We did not encountered groundwater during our geotechnical investigation, but we did encounter a dry calcareous layer that is traditionally known to carry groundwater. Regional groundwater flow is to the south; however, the local groundwater flow direction may be somewhat influenced by the presence of local factors such as water extraction from points of diversion as shown in Appendix B. The National Oceanic and Atmospheric Administration reports that the average yearly rainfall for the area is about 8 inches.

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4.4    Aerial Photograph Review

    Historical aerial photographs at the U.S. Bureau of Land Management's office located in St. George, were viewed as part of the site assessment. These included photos from 1960 through 1984. The following photographs were reviewed:
    DIH     7-AA, #33 & 34       6/25/60
    WESD    5-18, #7 & 8         5/30/76
            156-55               9/7/84

    The following summarizes our photo review observations:

    The 1960 photographs showed the site and surrounding areas as raw land. It appears that the property was not used for farming purpose. We were unable to determine if the property was used as cattle or horse pasture. The 1976 photograph also showed the site and surrounding properties as raw land with the exception of the I-15 freeway. There was no noticeable change in the site and surrounding areas between the 1976 and 1984 photographs.

    The review of aerial photographs indicates that the site was vacant since the 1960's.

4.5    Federal and State Regulatory Records Review

    An Environmental Record Report database search was reviewed in an attempt to identify properties which may affect the subject site. See Appendix B for a copy of the database information and a detailed description of the data sources included in the report.

4.5.1    CERCLIS AND NPL Databases

    The Comprehensive Environmental Response, Compensation, and Liability information System (CERCLIS) list is a compilation by the EPA of known or suspected uncontrolled or

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abandoned hazardous waste sites, which the EPA has investigated, or is currently investigating for a release or threatened release of hazardous substances pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA, Superfund Act). The EPA's CERCLA program provides for liability, compensation, cleanup, and emergency response for hazardous substances released into the environment, and for the cleanup of inactive or uncontrolled hazardous waste sites. As part of this program, sites meeting certain criteria are required to notify the EPA and are cataloged on the CERCLIS database. Once a site enters CERCLA, it may be subjected to several levels of review and evaluation, and ultimately placed on the NPL. While it has been determined by the EPA that some CERCLA sites require no action, others could well pose a real or perceived environmental threat to neighboring properties, thus impacting property values. The Utah Department of Environmental Quality
(UDEQ) provides the public with information concerning inactive and abandoned hazardous waste sites.
    The review of EPA listings of locations subject to investigation concerning contamination of soil, surface water, or groundwater (CERCLIS List) identified no CERCLA sites located within a one mile radius from the subject site.

4.5.2    NPL Database

    The National Priorities (superfund) List (NPL) is EPA's list of the most serious uncontrolled or abandoned hazardous waste sites identified for possible long-term remedial action under Superfund. A site must be on the NPL to receive money from the Trust Fund for remedial action. The list is based primarily on the score a site receives from the Hazard Ranking System. A site, to be included on the NPL, must either meet or surpass a predetermined hazard ranking system score,

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or be chosen as a state's top priority site, or meet all three of the following criteria: (1) the U.S. Department of Health and Human Services (HHS) issues a health advisory recommending that people be removed from the site to avoid exposure; (2) EPA determines that the site represents a significant threat; and
(3) EPA determines that remedial action is more cost effective than removal action. EPA is required to update the NPL at least once a year.
    The review of EPA listing did not identify any federal Superfund (National Priority List) sites within one mile of the subject site.

4.5.3    RCRA Database

    The EPA's Resources Conservation and Recovery Act (RCRA) Program, identifies and tracks hazardous waste from the point of generation to the point of disposal. The RCRA Notifiers are those sites which have filed notification forms with the EPA in accordance with RCRA requirements regarding their generation, store, transportation, treatment, or disposal of hazardous waste. These sites include: treatment, storage and disposal sites (RCRA-TSD); transporters; and large (RCRA-LG) and small generators (RCRA-SG) of hazardous wastes regulated under RCRA. These sites, while they represent some form of hazardous waste activity, are most significant if they are determined to be out of compliance with regulation established pursuant to RCRA. There are no RCRA sites reported within a one-mile radius of the site.

4.5.4    ERNS Database

    The Emergency Response Notification System (ERNS) is a national database that is used to store information concerning the sudden and/or accidental release of hazardous substances, including petroleum, into the environment. The ERNS reporting system contains preliminary information on

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specific releases, including the spill location, the substance released, and the responsible party. The ERNS indicates that there were no reported releases near the subject property.

4.5.5    PADS Database

    The PCB Activity Data Base System PADS identifies generators, transporters, commercial storers and/or brokers and disposers of PCBs that are required to notify the EPA of such activities. The subject property is not a PADS site.

4.5.6    TRI Database

    The Toxic Release Inventory (TRI) contains information regarding facilities which manufacture, process, or import any of the over 300 listed toxic chemicals which are released directly into the air, water or land or are transported off site. There are no TRI facilities located within a half-mile radius of the property.

4.5.7    SSTS Database

    The Section Seven Tracking System (SSTS) tracks the registration of all establishments and tracks annually the types and amounts of pesticides, active ingredients, and devices which are sold, produced or distributed. The subject property is not a SSTS site.

4.5.8    TSCA Database

    The Toxic Substances Control Act (TSCA) Inventory identifies manufactures and importers of chemical substances included on the TSCA Chemical Substances Inventory list. It includes data on the projection volume of these substances by plant site. The database is no longer released by the EPA but is useful to identify previous processing and manufacturing plants. The subject property is not a TSCA site.

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4.6    State of Utah Regulatory Records Review

    An Environmental Record Report database search was also reviewed in an attempt to identify properties which may affect the subject site. See Appendix B for a copy of the database information and a detailed description of the data sources included in the report.

4.6.1    SWLF Database

    The Utah Solid Waste Disposal Facilities (SWF) list is a comprehensive listing of all permitted solid waste landfills and processing facilities operating within the State of Utah. The database did not reveal the presence of solid waste facilities within one-half mile of the subject property.

4.6.2    LUST Database

    The Utah Leaking Underground Storage Tank (LUST) report is a comprehensive listing of all reported active and inactive LUSTs located within the State of Utah. The LUST database was reviewed to determine if there are known LUSTs near the subject site or in the surrounding area. According to the database there are 3 LUST sites located within one-half mile radius of the site. The sites are listed as follows:

    Between One-eighths and One-Quarter Mile
         No sites listed.

    Between One-Quarter and One-Half Mile
        Mont's Texaco, 915 East St. George Blvd (located 0.44 miles northwest) H&H Shell Oil, 880 East St. George Blvd (located 0.48 miles northwest) Surfast #1, 875 East St. George Blvd, (located 0.48 miles northwest)

    The records search indicates that the Surfast #1 site was closed on 7/12/95. The current status on the other 2 sites is not known at this time. Due to the distance and direction of the

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LUST sites in comparison to the subject site, we feel that the probability of the contamination due to these LUST sites is low.

4.6.3    UST Database

    The Underground Storage Tank (UST) report is a summary listing of all registered active and inactive underground storage tanks located within the State of Utah. The database which was reviewed lists no sites within one-quarter mile of the site.

4.7    Local Records Review

    Delta Geotechnical contacted individuals or reviewed records at various county, state, and local offices for additional information concerning historical land use and potential environmental issues relating to the area surrounding the subject site. Environmental health officials contacted, indicated that other than the previously mentioned events, they were not aware of the spills, hazardous material releases, or other environmental concerns.
    The Utah Division of Water Rights, Water Rights Point Diversion Plot (Figure B-1) created November 7, 1996 lists 58 points of diversion within a one-mile radius of the property. The majority of the points of diversion are for irrigation, stock watering, and municipal use. The Points of Diversion printout is included in Appendix B.

5.0    SITE RECONNAISSANCE

    Mr. Christopher D. Volksen of Delta Geotechnical Consultants, Inc. conducted a site reconnaissance on October 28, 1996. At the time of our visit, the site was vacant of any structure. Vegetation at the site was sparse, mainly consisting of young desert grasses and bushes. Some small

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stockpile of material dot the site.  As described earlier, these piles are covered with soil, therefore we were unable to determine what is in the center of the piles.

5.1    Hazardous Substances at the Site

    No observable hazardous substances or signs of past use of hazardous substances at the site were noted.

5.2    Polychlorinated Biphenyis (PCBs)

    Delta Geotechnical inspected the property for the presence of electrical and hydraulic equipment that may contain polychlorinated biphenyls (PCBs). PCBs were widely used in the manufacturing industry until the mid 1970s, when they were banned from use. There was no evidence of PCB containing material noticed during our site visit.

6.0    INTERVIEWS

6.1    Owners and Occupants Interviewed

    Since the property was vacant, there were no occupants, therefore we only i nterviewed neighbors.
    Mrs. Betty Dahl, resident at 301 South 1200 East #39, stated that she has lived at this address for about 4 years. During that time she has been either President of, or a board member of, the homeowners association. She indicated that, to the best of her knowledge, there have been no environmental incidents concerning the site or surrounding area.
    Mrs. Gladys Allen, resident at 301 South 1200 East # 42, stated that she has lived at this address for about 4 years. She indicated that, to the best of her knowledge, there has been no environmental incidents concerning the site or surrounding area.

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6.2    Government Officials Interviewed

    Delta Geotechnical contacted Mr. Wayne Huston, Fire Chief for the City of St. George regarding any fire department involvement with the property. The fire department was not aware of any past environmental issues concerning the site or adjacent property.
    Delta also contacted Lieutenant Robert Flowers, Commander of Section 11 for the Utah Highway Patrol, about any traffic incidents along the 1-15 freeway that might impact the site. According to his memory, there have been no incidents along the section of I-15 that borders the property that might impact the site.

7.0    SUMMARY OF ENVIRONMENTAL FINDINGS AND CONCLUSIONS

    Based on a review of available records, site visits, personal interviews, and other site related work, Delta Geotechnical concludes that:

    The subject property currently consists of vacant land.

    There are no registered UST's located on the property.

    The Federal and State records indicate that two active LUST sites are located between one-quarter and one-half mile from the subject site.

    This assessment has revealed no evidence of environmental concern in connection with the site other than those listed above.

8.0    RECOMMENDATIONS

    Based on the above information, our assessment has revealed no evidence of environmental concern in connection with the site. We do not recommend any additional sampling or testing for this site.

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9.0    CLOSURE

    This Phase I Environmental Site Assessment was performed in conformance with the scope and limitations of ASTM Practice E-1527-94 for the subject site. Any exceptions to, or deletions from, this practice are described in the Scope of Services Section (2.0) of this report. This assessment has revealed no evidence of environmental concern in connection with the site.

                   GEOTECHNICAL RECOMMENDATIONS

10.0    PROPOSED CONSTRUCTION

    At the time of our study, the details of the proposed development had not been determined. It is our understanding that the development could consist of one to two-story residential buildings with paved parking lots and drives.
The buildings will most likely be masonry block or wood frame with slab-on-grade construction similar to other buildings in the area.

11.0    SUBSURFACE CONDITIONS

    In order to study subsurface conditions, 6 test pits were excavated across the site. The subsoils correlated fairly well between the test pits which generally consisted of an initial 6 to 12 inches of topsoil, underlain by 3 to 7 feet of loose silty sand and/or loose to medium dense clayey sand. In some of the test pits, the sand was underlain by moist low plastic clay and/or hard

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calcareous material.  Details of the soils encountered in the test pits are presented on Figures A-3 through A-8. Figure A-9 is the key to symbols and abbreviations used on the Test Pit Logs.
    Swell-consolidation test results indicated that the native soils are slightly moisture sensitive. Samples of the sands collapsed between 0.2 and 3.0 percent while a sample of the clay expanded 0.2 percent due to saturation under a constant load of 1.0 ksf. The sample of clay indicated a swell pressure around 1,400 to 1,600 psf.
    As described earlier, ground water was not observed in any of the test pits during our investigation. However, due to the presence of calcareous material, it appears that historically, ground water has been located within 5 to 6 feet o f the ground surface.

12.0    FOUNDATION RECOMMENDATIONS

    The site is suitable for the proposed development. Considering the subsurface conditions, we believe that spread footing founded on structural fill would be the most suitable and economical foundation system for supporting a building on this site. Stripping of the topsoil from the building and pavement areas will be required. The topsoil should be suitable for use in landscaped area. Undercutting of the footings will need to be extended to a depth of 1 to 2 feet below the bottom of the footings. This depth will depend on the structural loads involved. The onsite materials, with the exception of the topsoil, should be able to be used as structural fill. The bearing capacity of the native materials when used as structural fill should be on the order of 1,800 to 2,800 psf.

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    Because of the hard nature of the calcareous material underlying the site, basement and utility trench excavations may be difficult. Jack hammers or a dozer with ripper type equipment may be required.

13.0    LIMITATIONS

    The purpose of an environmental assessment is to reasonably evaluate the potential for, or actual impact of past or present practices on a given property. In performing an environmental assessment, it is understood that a reasonable balance between environmental issues must be achieved as an exhaustive analysis of each conceivable issue of potential concern is not economically feasible. No environmental site assessment can wholly eliminate uncertainty regarding the potential for recognized environmental conditions in connection with a property. The environmental assessment is intended to reduce, but not eliminate, uncertainty regarding the potential for recognized environmental conditions in connection with the property and is limited by the scope of services described herein and by the limitations of ASTM Practice E-1527-94. The environmental assessment contains professional opinions about environmental issues at the property and presents site conditions at the time of the assessment. Site conditions may change with time. In rendering its professional opinion, Delta Geotechnical's services provided herein were performed, within the limited described, in accordance with current, generally accepted environmental consulting principles and practices.
    Delta Geotechnical has assessed the subject site visually, by reviewing available historical records, and by conducting interviews with available persons. No subsurface investigation was undertaken. Delta Geotechnical made reasonable efforts to identify the presence of regulated

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Phase I Environmental and Preliminary Geotechnical Site Assessment     Page 17
November 18, 1996
Project Number S1248

hazardous substances at the site, but does not guarantee that such substances are not present in locations not accessible or visibly detectable to auditors. If a higher level of confidence is required, additional investigation is suggested.
    In conducting this assessment, Delta Geotechnical used information provided by site owners and operators. Such information was assumed to be correct and was used as supplied without verification. No warranty is expressed or implied.
    The geotechnical analysis and recommendations found in our report should be considered preliminary. Once the details and locations of the proposed structures are known, a final geotechnical study should be conducted.

                        Very Truly Yours,

                        DELTA GEOTECHNICAL CONSULTANTS, INC.


                         /S/ Christopher D. Volksen

                         CHRISTOPHER D. VOLKSEN
                         Project Engineer



                         /S/ Gary K. Olson

                         GARY K. OLSON, P.E.
                         Senior Geotechnical Engineer




CDV/GKO:c






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Phase I Environmental and Preliminary Geotechnical Site Assessment     Page 18
November 18, 1996
Project Number S1248


14.0 SOURCES OF INFORMATION

Christenson, G.E. and Deen, R.D., (1983), Engineering Geology of the St. George Area Washington County, Utah, Utah Geological and Mineral Survey a Division of Utah Department of Natural Resources and Energy, Special Studies 59, April

Flowers, Robert, (1996), Commander of Section 11 for the Utah Highway Patrol. Personal communication.

Huston, Wayne, (1996), Fire Chief for the City of St. George, Personal communication.

Regulatory Environmental Databases - National Priorities List (NPL); Comprehensive Response, Compensation, and Liability Information System (CERCLIS); Resource Conservation and Recovery Act (RCRA);.Leaking Underground Storage Tanks (LUSTs); Solid Waste Landfills (SWLF); registered Underground Storage Tanks (USTs); and Emergency Response Notification System (ERNS) spill sites.

Thomas, Wayne, (1996), District Engineer of the Utah Department of Environmental Quality, Personal communication.

US Bureau of Land Management, Aerial Photographs

USGS Topographic Quadrangle of St. George, Utah, 1954

Utah Division of Water Rights Database, Point of Water Diversion